Exhibit to Form 13G

Item 4. Beneficial Ownership Information

                                       Convertible O.P.
                                          Units and
O.P. Unit Holder                       Common Stock (1)         % of Class (2)
----------------                       ----------------         --------------
Carl E. Berg (3)                          30,133,280                 30.3%
Clyde J. Berg (4)                         18,342,285                 18.5%
Berg & Berg Enterprises, Inc. (3)(4)      10,789,383                 10.9%
Thelmer Aalgaard                           2,358,565                  2.4%
John Kontrabecki                           1,755,761                  1.8%
West Coast Venture Capital Ltd. (3)(4)    11,425,293                 11.5%
Carl Berg Childs Trust (4)                   898,319                  0.9%
1981 Kara Ann Berg Trust (4)               3,368,507                  3.4%
King Ranch Partners (3)(4)                 3,239,202                  3.3%
                                       ----------------         --------------
                         TOTAL-           82,310,595                 83.0%

(1)  Includes O.P. Units and Common Stock held of record by the group member.
(2) Percentages calculated on the assumption that all convertible O.P. Units held by the group members have been converted into shares of Common Stock. Certain restrictions contained in the issuer's charter and agreements between the issuer and the group members limit the number of shares that can be held at any one time by stockholders of the Company.
(3)  These group members may be considered under common control.
(4)  These group members may be considered under common control.

Each of the above members disclaims beneficial ownership for convertible O.P. units and common stock they do not own.